UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 14, 2006

	Advaxis, Inc.
(Exact name of registrant as specified in its charter)

Delaware	00028489	84-1521955
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

Technology Center of New Jersey,		08902
675 Rt. 1, St. 113
North Brunswick, New Jersey
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (732) 545-1590

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment
of Principal Officers

Effective December 15, 2006 (”Effective Date”), Mr. Roni Appel resigned as the President, Chief Executive Officer and Secretary of the Company but will remain a member of the Registrant’s Board of Directors. Such resignation was not the result of any disagreement between the Registrant and Mr. Appel. Mr. Appel shall continue to provide consulting services to the Company pursuant to a Third Amendment to the Consulting Agreement between the Company and LVEP Management, LLC (“LVEP”).

Effective December 15, 2006, the Board of Directors of the Registrant nominated and elected Mr. Thomas A. Moore as Chief Executive Officer and Chairman of the Board to fill the vacancy created by Mr. Appel’s resignation. The terms of Mr. Moore’s employment, which will be embodied in a definitive employment contract to be filed with the Comission when completed, shall provide:

•  an annual salary of $250,000 to increase to an annual salary of $350,000 upon the successful raise of $4,000,000.

•  a grant of 1,500,000 shares of common stock of the Company of which 750,000 common shares shall be granted upon the successful raise of $4,000,000 and 750,000 shares shall be granted upon the successful raise of an additional $6,000,000. Mr. Moore will contribute up to $500,000 personally to the raise, of which up to $300,000 shall be funded in 2006 and up to $200,000 shall be funded by March 2007.

•  a grant of 2,400,000 options for share of common stock of the Company priced at the closing bid price on the date of Mr. Moore’s hire, to be vested at the rate of 100,000 shares per month over the next two years, and an additional grant of 1,500,000 shares of common stock of the Company if the closing bid price of the common stock (adjusted for any splits) is $.40 per share or higher for 40 consecutive business days.

•  If Mr. Moore does not raise at least $4,000,000 for the Company by June, 2007 he will tender his resignation and return all options or shares of common stock granted hereunder and receive no severance or other terminating compensation.

•  In the event of merger of the Company which is a change of control or a sale of the company while Moore is employed, all options will be awarded and vested.

•  In the event of termination of Mr. Moore’s employment by the Company following a $4 million raise, Moore will also receive a severance payment equal to one year of salary at his then compensation level.

•  While employed by the Company, Moore may nominate one additional Board Member of his choice, subject to Board agreement, and to the bylaws of the Company.

Mr. Moore currently also serves as a Board member for Alteon, Inc., a publicly traded developer of pharmaceuticals for the treatment of diabetes and age-related diseases, El Dorado Inc., a targeted marketer to unassimilated Hispanics, Medmeme, which measures medical education effectiveness, and Opt-e-scrip, Inc., which markets a clinical system to compare multiple drugs in the same patient. He also serves as Chairman at Mayan Pigments, Inc., which has developed and patented Mayan pigment technology. Previously, from June 2002 to June 2004 Mr. Moore was President and Chief Executive Officer of Biopure Corporation, a developer of oxygen therapeutics that are intravenously administered to deliver oxygen to the body’s tissues. From 1996 to November 2000 he was President and Chief Executive Officer of Nelson Communications. Previously, Mr. Moore had a 23-year career with the Procter & Gamble Company in multiple managerial positions, including president of Health Care Products where he was responsible for prescription and over-the-counter medications worldwide, and group vice president of the Procter & Gamble Company.

Mr. Moore is a defendant in a civil enforcement action captioned Securities & Exchange Commission v. Biopure Corp. et al., No. 05-11853-PBS (D. Mass.), filed on September 14, 2005, which alleges that Mr. Moore made and approved misleading public statements about the status of FDA regulatory proceedings concerning a product manufactured by his former employer, Biopure Corp. Mr. Moore has vigorously defended the action. On December 11, 2006, the SEC and Mr. Moore jointly sought a continuance of all proceedings based upon a tentative agreement in principle to settle the SEC action. Mr. Moore is also a defendant in a purported class action lawsuit, styled In reBiopure Corp. Securities Litigation, No. 1:03-cv-12628 (D. Mass), which is based upon similar allegations.

Effective September 7, 2006 the Board of Directors elected Fredrick Cobb, Vice President Finance, Principal Financial Officer and Assistant Secretary of the Company.

Item 9.01.  Financial Statements and Exhibits

a)	Not applicable.

b)	Not applicable.

c)	Exhibits

1.	Third Amendment to the Consulting Agreement between the Company and LVEP Management, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 15, 2006

ADVAXIS, INC.

	By:	/s/ Roni Appel
Name: Roni Appel
Title: Chief Executive Officer